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                                                                    EXHIBIT 99.1

                SUPPLEMENTAL AGREEMENT OF AMERISTAR CASINOS, INC.


Ameristar Casinos, Inc. ("ACI") hereby agrees to furnish supplementally to the Securities and Exchange Commission a copy of any of the following instruments defining the rights of holders of long-term debt issued by ACI or its subsidiaries:

         Promissory Note, dated November 22, 1976, from Cactus Pete's, Inc. ("CPI") to United States of America and related Credit Agreement.

         Promissory Note, dated October 7, 1983, from CPI to United States of America and related Credit Agreements.

         Credit Agreement, dated June 27, 1996, between ACCBI and PDS Financial Corporation ("PDS"); Promissory Note from ACCBI to PDS; related Security Agreement; and Guaranty from ACI to PDS.

         Premium Finance Agreement, Disclosure Statement and Security Agreement, dated June 24, 1997, between ACI and A.I. Credit Corp.